UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Email to Employees of Alkermes:

Subject: Please VOTE Your ALKS Shares

Dear Colleagues,

I hope this email finds you and your families healthy and well.

I am writing to encourage you to exercise your rights as a shareholder of Alkermes and vote your Alkermes shares before our annual meeting of shareholders on June 14, 2021. All employees who owned shares of Alkermes on March 19, 2021 are entitled to vote.

Your vote is very important to the company, and we encourage you to vote as soon as possible. To be counted, your vote must be received by June 13, 2021 at 4:59 a.m., Irish Standard Time (11:59 p.m. ET on June 12, 2021).

We have a number of important proposals on the ballot this year. Information about each of these proposals can be found in the Alkermes plc 2021 Proxy Statement, a copy of which you can access by clicking here.

How do you vote?

If you received proxy materials in the mail or electronically from your bank or broker:

If you received proxy materials in the mail (materials from Merrill typically arrive in a navy plastic wrap) or electronically from your bank or broker, the materials you received should include a control number that is specific to your account.  You can vote online using your control number at www.proxyvote.com, or through the other means of voting described in the proxy materials that you received.

If you did not receive proxy materials OR do not have your control number:

If you did not receive proxy materials or do not have your control number, you can still vote as follows:

a.	if your shares are held in a Merrill account:
i.	login to your Merrill account at www.benefits.ml.com;
ii.	click on the ‘Alkermes plc’ link under the ‘Accounts’ tab;
iii.	select the ‘Brokerage Account’ tab and then click on ‘MyMerrill Statements & Documents’ in the dropdown menu. This will take you to an external MyMerrill site; and
iv.

when on this new site, click on the ‘Shareholder Notices’ tab and then within that tab, click on the ‘Annual Meeting’ hyperlink (which appears in the ‘Type’ column) and a window will pop up that allows you to vote with your control number pre-populated;

b.	if your shares are held with a bank or broker other than Merrill, please contact your bank or broker for further assistance.

Thank you.